Rackspace Chief Financial Officer Announces Plan to Retire

SAN ANTONIO, TX (February 10, 2011) – Bruce Knooihuizen, chief financial officer of Rackspace Hosting (NYSE: RAX) today announced his intention to retire from the company.

    Knooihuizen, 55, joined Rackspace as CFO in 2008.  He helped take the company public on the New York Stock Exchange, built a strong finance team, and helped put Rackspace on a solid financial footing.  “I feel that I’ve done what I came here to do,” Knooihuizen said. “I’m proud to have contributed to the growth and success of this company.”  Lanham Napier, Rackspace CEO, said, “I want to thank Bruce for his financial leadership of our company.  The earnings we announced today are a testament to his success.”

    Rackspace will conduct an extensive internal and external search for Knooihuizen’s replacement. Knooihuizen will remain with the company to facilitate the transition for an undetermined period.  Knooihuizen will fully retire once the transition is complete.

About Rackspace Hosting
Rackspace Hosting is the world's leading specialist in the hosting and cloud computing industry, and the founder of OpenStack, an open source cloud platform. The San Antonio-based company provides Fanatical Support® to its customers, across a portfolio of IT services, including Managed Hosting and Cloud Computing. Rackspace has been recognized by Bloomberg BusinessWeek as a Top 100 Performing Technology Company and was featured on Fortune’s list of 100 Best Companies to Work For. The company was also positioned in the Leaders Quadrant by Gartner Inc. in the “2010 Magic Quadrant for Cloud Infrastructure as a Service and Web Hosting.” For more information, visit www.rackspace.com.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning anticipated operational and financial benefits from Rackspace strategies related to additions or changes in leadership, the success of leadership transition, company growth or success of search initiatives, any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the integration and effectiveness of any leadership search and  other risks that are described in Rackspace Hosting’s Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 9, 2010. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.